Exhibit 99.1

Willis Group Reports First Quarter 2008 Results

Reported Earnings per Diluted Share rose 5 percent to $1.16; Adjusted Earnings per Diluted Share increased 20 percent to $1.32

Reported Operating Margin of 28.3 percent; Adjusted Operating Margin increased 30 Basis Points to 32.5 percent

8 Percent Growth in Reported Revenue; 3 Percent Organic Growth in Commissions and Fees

NEW YORK--(BUSINESS WIRE)--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today reported results for the quarter ended March 31, 2008.

"We delivered good organic revenue growth in each business segment driven by our robust sales culture, despite the soft insurance market conditions," said Joe Plumeri, Chairman and Chief Executive Officer. "We continue to execute the Shaping our Future strategy to deliver top line growth while maintaining expense discipline.”

Financial Results

Reported net income for the quarter ended March 31, 2008 was $166 million, or $1.16 per diluted share, compared with $169 million, or $1.10 per diluted share, a year ago. The results for the first quarter 2008 were significantly impacted by charges totaling $33 million for severance and other costs. As previously announced, the Company expects to incur charges currently estimated at approximately $65 to $85 million in 2008, resulting in cost savings currently estimated at approximately $25 to $35 million in 2008, rising in 2009.

Excluding these charges, which are reviewed in detail later in this release, adjusted earnings per diluted share increased 20 percent to $1.32 in the first quarter 2008 from $1.10 a year ago. The impact of foreign currency translation increased first quarter 2008 earnings per diluted share by $0.08 compared with the first quarter 2007.

Total reported revenues for the quarter ended March 31, 2008 were $795 million compared with $739 million for the same period last year, an increase of 8 percent. The effect of foreign currency translation increased reported revenues by 5 percent.

Organic growth in commissions and fees was 3 percent in the first quarter 2008 compared with first quarter 2007. This reflected net new business won of 4 percent, partly offset by a negative 1 percent impact from declining premium rates tempered by other market factors, such as higher commission rates, higher insured values and changes in limits and exposures. There was improvement in retention across all business segments versus the full year 2007.

The International business segment contributed 5 percent organic growth in commissions and fees in the first quarter 2008 compared with the same period in 2007. There was continued strength in Europe, especially Spain and Denmark, and in Latin America, as well as our emerging market countries in Eastern Europe and Asia. North America organic growth in commissions and fees was 3 percent in the first quarter 2008 compared to the same period in 2007, with good growth through most retail regions.

The Global segment, which comprises Global Specialties and Reinsurance, contributed 2 percent organic growth in commissions and fees in the first quarter 2008 compared with first quarter 2007. Global Specialties had positive organic growth in commissions and fees across many specialty businesses. Reinsurance reported modest positive organic growth in commissions and fees, especially International.

Reported operating margin was 28.3 percent for the quarter ended March 31, 2008 compared with 32.2 percent for the same period last year. Excluding the charge, adjusted operating margin was 32.5 percent for the quarter ended March 31, 2008 compared with 32.2 percent a year ago. The margin continued to benefit from the execution of our Shaping our Future initiatives, cost savings from the 2006 Shaping our Future charge, good expense control and lower pension expense.

The Company had an effective underlying tax rate of 29.5 percent in the quarter ended March 31, 2008, excluding the tax effects of the disposal of the London headquarters and share-based compensation.

Capital

The Company continues to proactively manage capital through its dividend policy, buyback authorization and acquisition strategy.

The Board of Directors declared a regular quarterly cash dividend on the Company’s common stock of $0.26 per share, an annual rate of $1.04 per share. The dividend is payable on July 14, 2008 to shareholders of record on June 30, 2008.

For the quarter ended March 31, 2008, a total of 2.3 million shares were repurchased for $75 million in the open market at an average price of $33.12 under the existing $1 billion share buyback authorization.

On January 2, 2008, the Company purchased a further 4 percent of Gras Savoye & Cie for approximately $30 million, increasing its ownership to 42 percent.

As at March 31, 2008, cash and cash equivalents totaled $195 million, total debt was $1.4 billion and total stockholders’ equity was $1.4 billion.

Outlook

The Shaping our Future strategy is a series of initiatives designed to deliver profitable growth, and as previously reported, the Company has decided to invest in further key hires and initiatives in 2008 and 2009. As previously announced, the Company is conducting a thorough review of all businesses to identify additional opportunities to rationalize its expense base to help fund a portion of these anticipated investments. In first quarter 2008, the Company incurred a pre-tax charge of $33 million in connection with this expense review for severance and other costs, including property and systems rationalizations.

The Company also anticipates that it will incur additional pre-tax charges in the remainder of 2008 and currently estimates total 2008 charges related to the expense review to be in the range of approximately $65 million to $85 million. The Company currently anticipates that these charges will lead to cost savings in the range of $25 million to $35 million in 2008, rising in 2009. These savings are in addition to the anticipated annualized net benefit from the 2006 Shaping our Future charges currently estimated to be approximately $30 million in 2008 and $45 million by 2009.

Excluding these charges, the Company continues to expect an adjusted operating margin of approximately 24 percent in 2008, as underlying business growth and cost savings are reinvested. The Company continues to expect adjusted operating margins to expand in 2009 and 2010 to reach its previously stated goal of 28 percent or more. The Company continues to expect to deliver adjusted earnings per diluted share in the range of $2.85-$2.95 in 2008, $3.30-$3.40 in 2009, and $4.00-$4.10 in 2010. These figures include minimal accretion from share buybacks in 2008 with $0.30 by 2010.

“We are executing Shaping our Future with tangible results,” said Mr. Plumeri. “We will continue to invest in the business to drive profitable growth and remain confident in our outlook for 2008.”

Conference Call and Web Cast

A conference call to discuss first quarter 2008 results will be held on Thursday, May 1, 2008, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (888) 566-5771 (domestic) or +1 (210) 839-8503 (international) with a pass code of "Willis.” The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through May 29, 2008 at 11:00 PM Eastern Time, by calling (866) 421-3814 (domestic) or + 1 (203) 369-0805 (international) with no pass code, or by accessing the website.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 300 offices in some 100 countries, with a global team of approximately 16,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook and guidance regarding future operating margin and adjusted earnings per diluted share, future capital expenditures, expected growth in commissions and fees, business strategies, competitive strengths, goals, the anticipated benefits of new initiatives, growth of our business and operations, plans, and references to future successes are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

  our ability to implement and realize anticipated benefits of the Shaping Our Future initiative and other new initiatives, the extent and timing of, and prices paid in connection with, any share repurchases under existing or future programs, our ability to retain existing clients and attract new business, and our ability to retain key employees, changes in commercial property and casualty markets, or changes in premiums and availability of insurance products due to a catastrophic event such as a hurricane, volatility or declines in other insurance markets and the premiums on which our commissions are based, impact of competition,
  the timing or ability to carry out share repurchases or take other steps to manage our capital, fluctuations in exchange and interest rates that could affect expenses and revenue, rating agency actions that could inhibit ability to borrow funds or the pricing thereof, legislative and regulatory changes affecting both our ability to operate and client demand, potential costs and difficulties in complying with a wide variety of foreign laws and regulations, given the global scope of our operations, changes in the tax or accounting treatment of our operations, our exposure to potential liabilities arising from errors and omissions claims against us, the results of regulatory investigations, legal proceedings and other contingencies, and the timing of any exercise of put and call arrangements with associated companies.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. See also Part I, Item 1A ‘‘Risk Factors’’ included in the Form 10-K for the year ended December 31, 2007 filed on February 27, 2008 for additional factors.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

This press release includes supplemental financial information which may contain references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our generally accepted accounting principles (GAAP) information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated statements of operations for the quarter ended March 31, 2008.

WILLIS GROUP HOLDINGS LIMITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data) (unaudited)

	Three months ended March 31,
	2008	2007
Revenues
Commissions and fees	$772	$711
Investment income	22	24
Other income	1	4
Total Revenues	795	739
Expenses
Salaries and benefits (including share-based compensation of $9 and $9)	411	377
Other operating expenses	149	111
Depreciation expense and amortization of intangible assets	16	16
Gain on disposal of London headquarters	(6)	(3)
Total Expenses	570	501
Operating Income	225	238
Interest expense	16	12
Income before Income Taxes, Interest in Earnings of Associates and Minority Interest	209	226
Income taxes	60	68
Income before Interest in Earnings of Associates and Minority Interest	149	158
Interest in earnings of associates, net of tax	26	19
Minority interest, net of tax	(9)	(8)
Net Income	$166	$169

Earnings per Share
- Basic	$1.17	$1.11
- Diluted	$1.16	$1.10

Average Number of Shares Outstanding
- Basic	142	152
- Diluted	143	154

WILLIS GROUP HOLDINGS LIMITED SUMMARY BALANCE SHEETS (in millions) (unaudited)

	March 31, 2008	December 31, 2007
Assets
Cash & cash equivalents	$195	$200
Fiduciary funds—restricted	1,792	1,520
Short-term investments	38	40
Accounts receivable, net	10,091	8,241
Fixed assets, net	345	315
Goodwill and intangibles, net	1,728	1,726
Investments in associates	260	193
Pension benefits asset	451	404
Other assets	326	309
Total Assets	$15,226	$12,948
Liabilities and Stockholders’ Equity
Accounts payable	$11,280	$9,265
Deferred revenue and accrued expenses	291	388
Net deferred tax liabilities	13	5
Income taxes payable	82	43
Long-term debt	1,415	1,250
Liability for pension benefits	45	43
Other liabilities	605	559
Total liabilities	13,731	11,553
Minority interest	58	48
Total stockholders’ equity	1,437	1,347
Total Liabilities and Stockholders’ Equity	$15,226	$12,948

WILLIS GROUP HOLDINGS LIMITED

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions) (unaudited)

1. Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes the impact of foreign currency translation and acquisitions and disposals from reported commissions and fees. We use organic commissions and fees growth as a measure of business growth generated by operations that were part of the Company at the end of the period.

Adjusted operating income and adjusted net income

Our results have been impacted by the charge related to the 2008 expense review. We believe that excluding these items from operating income and net income as applicable, along with the GAAP measures, provides a more complete and consistent comparative analysis of our results of operations.

2. Analysis of Commissions and Fees

Organic growth in commissions and fees is defined as growth in commissions and fees excluding the impact of foreign currency translation and acquisitions and disposals. The percentage change in reported commissions and fees is the most directly comparable GAAP measure, and the following table reconciles this change to organic growth in commissions and fees by business unit for the three months ended March 31, 2008:

	Three months ended March 31,			Change attributable to
	2008	2007 (a)	% Change	Foreign currency translation	Acquisitions and disposals	Organic revenue growth
Global	$277	$261	6%	4%	0%	2%
North America	191	184	4%	0%	1%	3%
International	304	266	14%	9%	0%	5%
Commissions and fees	$772	$711	9%	6%	0%	3%
a) With effect from January 1, 2008, gains on the disposal of intangible assets, which were previously reported within 'Commissions and fees' are now reported separately as 'Other income.' As a result of this change, $4 million previously reported within North America's commissions and fees in first quarter 2007 is now reported within other income.

WILLIS GROUP HOLDINGS LIMITED

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions) (unaudited)

3. 2008 Expense Review

The Company is conducting a thorough review of all businesses to identify additional opportunities to rationalize its expense base. Consequently, the Company incurred a pre-tax charge of $33 million ($23 million or $0.16 per diluted share after tax) in first quarter 2008 for severance and other costs as analyzed in the following table:

First quarter 2008
Pre-tax
Salaries and benefits - severance (a)	$15
Other operating expenses (primarily relating to property and systems rationalization)	18
$33
a) Severance costs relate to approximately 150 positions which have been, or are in the process of being, eliminated.

The Company anticipates that it will incur additional pre-tax charges in the remainder of 2008 and total charges related to the 2008 expense review are currently estimated to be approximately $65 million to $85 million. The Company currently anticipates that these charges will lead to cost savings in the range of $25 million to $35 million in 2008, rising in 2009.

4. Adjusted Operating Income

Adjusted operating income is defined as operating income excluding net gains/losses on disposal of operations and the charges related to the 2008 expense review. Operating income is the most directly comparable GAAP measure, and the following table reconciles adjusted operating income to operating income for the three months ended March 31, 2008 and 2007:

	Three months ended March 31,
	2008	2007	% Change
Operating Income, GAAP basis	$225	$238	(5)%
Excluding:
Severance costs (a)	15	-	-
Other expenses (b)	18	-	-

Adjusted Operating Income	$258	$238	8%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	(28.3%)	(32.2%)
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	(32.5%)	(32.2%)
a) Severance costs relate to approximately 150 positions which have been, or are in the process of being, eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $1 million in the first quarter 2008 ($1 million in first quarter 2007).

b) In addition to severance costs, we incurred charges for other expenses, including vacant space provisions, systems rationalization costs and professional fees.

WILLIS GROUP HOLDINGS LIMITED

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

5. Adjusted Net Income

Adjusted net income is defined as net income excluding net gains/losses on disposal of operations and the charge related to the 2008 expense review. Net income is the most directly comparable GAAP measure, and the following table reconciles adjusted net income to net income for the three months ended March 31, 2008 and 2007:

	Three months ended March 31,			Per diluted share Three months ended March 31,
	2008	2007	% Change	2008	2007	% Change
Net Income, GAAP basis	$166	$169	(2)%	$1.16	$1.10	5%

Excluding:
Severance costs, net of tax ($5) (a)	10	-	-	0.07	-
Other expenses, net of tax ($5) (b)	13	-	-	0.09	-

Adjusted Net Income	$189	$169	12%	$1.32	$1.10	20%

Diluted shares outstanding, GAAP basis	143	154
a) Severance costs relate to approximately 150 positions which have been, or are in the process of being, eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $1 million in the first quarter 2008 ($1 million in first quarter 2007).

b) In addition to severance costs, we incurred charges for other expenses including vacant space provisions, systems rationalization costs and professional fees.

WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions, except per share data) (unaudited)

	2007					2008
	Q1	Q2	Q3	Q4	FY	Q1
Revenues
Commissions and fees	$711	$600	$542	$610	$2,463	$772
Investment income	24	23	25	24	96	22
Other income (a)	4	3	7	5	19	1
Total Revenues	739	626	574	639	2,578	795
Expenses
Salaries and benefits	377	360	352	359	1,448	411
Other operating expenses	111	114	116	119	460	149
Depreciation expense and amortization of intangible assets	16	17	16	17	66	16
Gain on disposal of London headquarters	(3)	(3)	(3)	(5)	(14)	(6)
Net gain on disposal of operations	-	-	-	(2)	(2)	-
Total Expenses	501	488	481	488	1,958	570
Operating Income	238	138	93	151	620	225
Operating Income margin	32.2%	22.0%	16.2%	23.6%	24.0%	28.3%
Interest expense	12	19	17	18	66	16

Income before Income Taxes, Interest in Earnings of Associates and Minority Interest	(226)	(119)	(76)	(133)	(554)	(209)
Income taxes	68	36	12	28	144	60

Income before Interest in Earnings of Associates and Minority Interest	(158)	(83)	(64)	(105)	(410)	(149)
Interest in earnings of associates, net of tax	19	(4)	5	(4)	16	26
Minority interest, net of tax	(8)	(1)	(2)	(6)	(17)	(9)
Net Income	$169	$78	$67	$95	$409	$166

Earnings per Share
- Diluted	$1.10	$0.54	$0.46	$0.66	$2.78	$1.16
Average Number of Shares Outstanding
- Diluted	154	145	145	145	147	143
a) Other income represents the gains on the disposal of intangible assets, including books of business. This income was previously recorded within commissions and fees.

WILLIS GROUP HOLDINGS LIMITED SEGMENTAL SUPPLEMENTAL FINANCIAL INFORMATION (in millions) (unaudited)

	2007					2008
	Q1	Q2	Q3	Q4	FY	Q1
Commissions and Fees (a)
Global	$261	$186	$161	$142	$750	$277
North America	184	194	180	193	751	191
International	266	220	201	275	962	304
Total Commissions and Fees	$711	$600	$542	$610	$2,463	$772

Total Revenues
Global	$272	$197	$173	$154	$796	$285
North America	193	202	190	201	786	196
International	274	227	211	284	996	314
Total Revenues	$739	$626	$574	$639	$2,578	$795

Operating Income (b)
Global	$122	$56	$37	$10	$225	$133
North America	27	44	32	49	152	27
International	87	43	27	94	251	104
Corporate and Other (c)	2	(5)	(3)	(2)	(8)	(39)
Total Operating Income	$238	$138	$93	$151	$620	$225

Operating Margin (b)
Global	44.9%	28.4%	21.4%	6.5%	28.3%	46.7%
North America	14.0%	21.8%	16.8%	24.4%	19.3%	13.8%
International	31.8%	18.9%	12.8%	33.1%	25.2%	33.1%
Total Operating Margin	32.2%	22.0%	16.2%	23.6%	24.0%	28.3%
(a) With effect from January 1, 2008, gains on the disposal of intangible assets, which were previously reported within 'Commissions and fees,' are now reported separately as 'Other income.' As a result of this change, $17 million previously reported within North America's commissions and fees and $2 million previously reported within International in full year 2007, are now reported within other income.

(b) Also with effect from January 1, 2008, the Company changed its basis of segmental allocation for central costs. In particular, all accounting adjustments for hedging transactions are now held at the Corporate level, together with certain legal costs. As a result of this change, an additional $1 million net operating loss for full year 2007, previously reported within Corporate, has been allocated to the operating segments.

(c) Corporate and Other includes the costs of the holding company, foreign exchange hedging activities, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, and, in first quarter 2008, the $33 million charge for the 2008 expense review.

CONTACT:
Willis Group Holdings Limited
Investors:
Kerry K. Calaiaro, 212-915-8084
kerry.calaiaro@willis.com
or
Media:
Valerie Di Maria, 212-915-8272
valerie.dimaria@willis.com